Exhibit 99.3

GrowGeneration Purchases All the Assets of East Coast Hydroponic Warehouse

Company Adds Largest East Coast Hydroponic Store

DENVER, CO, Jan. 24, 2018 - GrowGeneration Corp. (OTCQX: GRWG), GrowGeneration (“GrowGen” or the “Company”), one of the largest specialty retail hydroponic and organic gardening store chains, selling to both the commercial and home cannabis markets, today announced that it has purchased all the assets of East Coast Hydroponic Warehouse (ECHW) located in Warwick, RI. East Coast Hydroponic Warehouse is the largest hydroponic store on the East Coast. The Company will add an estimated $5.0 Million in revenue post the transaction. With over 10,000 sq. ft. of warehouse and retail space, ECHW is a destination location, servicing growers from Rhode Island, Massachusetts, Maine New York, New Hampshire and Vermont.

GrowGeneration New England

GrowGen continues the execution of its acquisition plan to acquire the leading hydroponic stores, in key markets. The New England market now includes Massachusetts, Vermont, and New Hampshire as adult-use markets and Rhode Island and Maine as medical markets.  According to New Frontier Data, the legal cannabis market in New England market is projected to be over $2.0 Billion by 2020.

GrowGen CEO Comments

Commenting on GrowGen’s purchase of East Coast Hydroponic Warehouse, Darren Lampert, Co-Founder and CEO, said, ” ECHW, the largest hydroponic store on the East Coast, strongly positions GrowGen in the New England market and will add $5.0 Million to our top line revenue. The company believes that, with this acquisition, it can increase sales through market penetration into the adjacent states of Massachusetts, Maine, Vermont, and New Hampshire. “We have a strong acquisition pipeline and look forward to continuing our rapid expansion plan. The company anticipates expanding its US model into Canada in 2018.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 15 stores, which includes 9 locations in Colorado, 2 locations in California, 2 locations in Las Vegas, 1 location in Rhode Island and 1 location in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

 SOURCE GrowGeneration